PRESS RELEASE


                                           For Release on February 15, 1995



          For More Information, Call:
          Dr. Francis X. Wazeter,
            Chief Executive Officer and
            Chairman of the Board



          International Research and Development Corporation ("IRDC") announced today that Michael Feder has been named acting President and Chief Operating Officer. Francis X. Wazeter, Ph.D. will remain as Chairman of the Board of Directors.

          The Corporation also announced that in connection with previously disclosed accounting irregularities at its Carme, Inc. subsidiary in Novato, California, the Securities and Exchange Commission has notified the Corporation that it is conducting an informal inquiry. The Corporation is cooperating fully with the SEC.

          As a result of the accounting irregularities, certain defaults exist in the Corporation's loan agreements with its primary lender. The lender has temporarily waived these defaults and stated that it is considering the proposal of amendments to the loan agreements which will have the effect of curing the defaults.

          IRDC is engaged in pre-clinical and clinical safety evaluation studies. Studies are performed on behalf of various manufacturers of such products, both foreign and domestic, and on behalf of governmental agencies.

          IRDC also is a manufacturer and distributor of cosmetics and skin care products through its subsidiary, Carme, Inc., as well as certain medical and health care products and services through another of its subsidiaries, Medical Surgical Specialties, Ltd.

          The common stock of International Research and Development Corporation is traded in the over-the-counter national market. The NASDAQ symbol for the common stock is IRDV.